Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Stratton Mutual Funds and to the use of our reports dated February 22, 2010 on the financial statements and financial highlights of Stratton Multi-Cap Fund, Inc., Stratton Real Estate Fund Inc. (formerly Stratton Monthly Dividend REIT Shares, Inc.), and Stratton Small-Cap Value Fund, a series of shares of The Stratton Funds, Inc. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 28, 2010